Exhibit 1A-6.I

Exhibit I – Legal Opinion

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

PINO NICHOLSON PLLC OPINION REGARDING THE ISSUANCE OF PREFERRED SHARES

Pino Nicholson PLLC

189 S. Orange Ave, Suite 1650

Orlando, FL 32801

Telephone: 407-206-6577

Email: ljp@PinoNicholsonLaw.com

August [17], 2018

To: Board of Directors – Tuscan Gardens Senior Living Communities, Inc.

Re: Legal Opinion of the Sales of Shares of Preferred Stock

Gentlemen:

Tuscan Gardens Senior Living Communities, Inc., a Florida corporation, (the "Company"), has requested our opinion with respect to the issuance, transferability, and compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), of Company stock.

In rendering the legal opinion contained in this letter, we have reviewed certain documents and information furnished by the Company which have been fully relied upon as being authentic without further investigation. These documents include copies of the Articles of Incorporation; Bylaws of the Company; and the Offering Statement dated August [17], 2018 on Form 1-A as required under Regulation A of the Securities Act.

FACTS

Based upon our review of the above referenced Company documents, our law firm has ascertained the following facts and history of the Company:

1.	The Company was organized under the laws of the State of Florida on July 20, 2018, and the Company was authorized to issue up to 100,000 shares, consisting of 50,000 shares of voting common shares, $1.00 par value per share (the “Common Shares”), and 50,000 shares of Class A Non-Voting Preferred Shares, $1,000.00 par value per share (the “Preferred Shares”).

2.	On August 7, 2018, the Company issued 50,000 Common Shares to Tuscan Gardens Capital Partners, LLC which were fully paid. All Common Shares issued by the Company were issued under Section 4(a)(2) of the Securities Act.

3.	During August 2018, the Company submitted an Offering Statement for an offering of up to 50,000 Preferred Shares in reliance upon the exemption from registration under Regulation A of the Securities Act.

4.	As of August 10, 2018, the Company has 50,000 Common Shares issued and outstanding which are held by one shareholder of record.

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PERTINENT LAW AND EXPLANATION

Section 5 of the Securities Act requires that any offer or sale of securities which involves the mails, or a means of interstate commerce must be registered. Certain offerings may be exempt from the registration process by the nature of the security, nature of the transaction, or the amount of the offering.

Section 2(a)(4) of the Securities Act defines an "issuer" as including "-every person who issues or proposes to issue any security". An issuer is subject to the registration requirements of Section 5 of the Securities Act whenever it makes an original distribution of securities to the public.

Section 4 of the Securities Act provides several transactional exemptions to the registration requirements of Section 5 of the Securities Act, as do certain rules and regulations promulgated thereunder.

Section 4(a)(1) of the Securities Act exempts from registration transactions which do not involve an issuer, underwriter or dealer. The burden of proof is upon the individual or entity claiming the exemption to show that they are not issuer, underwriter or dealer. Section 4(a)(2) of the Securities Act exempts from registration those "-transactions by an issuer not involving any public offering"

Rule 144 provides a background for determining who is an underwriter under Section 4(a)(1) and (a)(11) of the Securities Act. This is particularly important for those who are sellers of restricted securities from being classified as underwriters. An investor holding restricted securities who are not professionals in the securities business may be considered to be underwriters if they act as links in the chain of transactions through which securities move to the public. Rule 144 attempts to provide an understanding by delimiting persons who will not be characterized as underwriters and sets out objective standards under which a Section 4(a)(1) exemption is available and provides a safe harbor for claiming it.

Rule 144(a)(1) provides that "An affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer." An affiliate has also been further interpreted to include any officer, director, or ten percent (10%) shareholder of the issuer.

Rule 144(b) provides that any affiliate or other person who sells restricted securities of the issuer of an issuer for his or her own account, or any person who sells restricted securities or any other securities for an account of an affiliate of the issuer, is deemed not to be engaged in the distribution of securities and therefore, is not an underwriter, if the sale is made in accordance with all of the terms and conditions of the rule.

Rule 144(d)(1), provides that if restricted securities are sold then a "-minimum of one year must elapse between that later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale of such securities in reliance on this section for the account of either the acquirer or any subsequent holder of those securities. If the acquirer takes these securities by purchase, the one-year period shall not begin until the full purchase price or other consideration is paid or given by the person acquiring the securities from the issuer or from an affiliate of the issuer."

The Preferred Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this Offering will be exempt from state law “blue sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that the Preferred Shares offered hereby are offered and sold only to “qualified purchasers” or at a time when the Preferred Shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in the Preferred Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, the Company reserves the right to reject any investor’s subscription in whole or in part for any reason, including if the Company determines in its sole and absolute discretion such investor is not a “qualified purchaser” for purposes of Regulation A of the Securities Act.

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To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has: (i) an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or (ii) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

LEGAL OPINION

The Florida Business Corporations Act provides that a corporation existing under the laws of the State of Florida may issue its shares for consideration consisting of any tangible or intangible property or benefit to the corporation, including, but not limited to, cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation and that the judgment of the Board of Directors as to the adequacy of the consideration received for the shares issued is conclusive in the absence of substantial evidence to the contrary.

Upon our review of the relevant corporate documents, it is our opinion that the Company is validly organized and presently existing in good standing under the laws of the State of Florida and that it is governed by a validly constituted Board of Directors. The Board of Directors has the capacity and authority to authorize officers of the Company to enter into contracts on behalf of and binding upon the Company for any lawful purpose.

In connection with requesting this opinion, we have been informed by the Board of Directors that the Company was duly incorporated under the laws of the State of Florida on July 20, 2018, under the name of Tuscan Gardens Senior Living Communities, Inc. On August 7, 2018, the Company issued 50,000 Common Shares to Tuscan Gardens Capital Partners, LLC, which were fully paid.

During the course of August 2018, the Company filed an Offering Statement of a Form 1-A with the Securities Exchange Commission pursuant to Regulation A of such same Act for a “best efforts” offering of up to 50,000 Preferred Shares (the “Offering”). As of August 10, 2018, the Company has 50,000 Common Shares issued and outstanding which are held by 1 shareholder of record.

Based upon the documents provided by the Company and our review of the applicable securities law, it is our opinion that i) the one holder of the Company's Common Shares described above holds securities which are unrestricted and fully transferable, and ii) the Board of Directors has the capacity and authority to authorize officers of the Company to issue up to 50,000 Preferred Shares under the Offering.

The opinions herein expressed are qualified to the extent that the resales of the shares may be subject to or affected by present or future compliance with State or Federal securities laws, bankruptcy, insolvency, reorganization or other laws relating to or affecting the rights of shareholders or creditors of the Company. This firm does not express any opinion as to any National Association of Securities Dealers member or the broker/dealer's ability or willingness to create, maintain or transact trades in the shares or to whether the National Association of Securities Dealers would permit the listing of the shares of Common Stock of the Company for sale publicly.

This firm has made no independent attempt to verify the facts set forth in this opinion. Any subsequent information regarding the facts may affect the opinions and conclusions stated herein. The opinions expressed herein are limited to and conditioned upon the facts as stated and as deemed to be in existence based upon the information provided to this firm by the Company. These facts are deemed to be accurate as of the date of this letter and this letter and the opinions do not take into consideration any events that may occur subsequent hereto. Therefore, this firm reserves the right to modify or rescind its opinion if new facts are brought to its attention but has no obligation to expressly inform any holder of this opinion, except the Company.

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Be advised that opinion letters from counsel are not binding upon the Commission, regulatory bodies or the courts, and, to the extent that persons relying upon this letter may have knowledge of facts or circumstances which are contrary to or which would alter the conclusions and opinions expressed herein then the opinion(s) would not be applicable. The various statutory provisions, regulatory citations, administrative interpretations and court decisions which have reviewed and, in some cases, cited here, are necessarily subject to change from time to time. The opinions expressed herein are based, in part, upon such authorities as they exist as of the date hereof, coupled with and applied to the facts as previously stated which have been provided to this firm by the Company.

No opinion is expressed with respect to any federal or state law, regulation or rule not otherwise expressly referenced herein. In particular, and without limiting the generality of the foregoing, no opinion is given with respect to any secondary trading exemption under the laws of any individual state. Prior to any trading in the shares, the Company must first comply with the rules and regulations of the securities laws in the jurisdictions wherein the shares are to be traded.

No opinion is expressed with respect to any federal or state statute or regulation or with regard to the rules of any self-regulatory authority with which a broker/dealer trading these shares must comply.

In issuing this opinion, we acknowledge that each shareholder of the Company described above and the securities broker/dealers through whom such shareholders may seek to sell their Company shares may rely upon this opinion, and we hereby grant to the Company our authorization and consent to provide a copy of this opinion to any such shareholder or his broker/dealer.

Sincerely,

/s/Laurence J. Pino, Esq., for the Firm

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